Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in on Registration Statement on Form S-8 (SEC File No. 333-192553) of Inspyr Therapeutics, Inc. of our report which includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern dated April 17, 2017, relating to our audit of the financial statements which appear in this Annual report on Form 10-K of Inspyr Therapeutics, Inc. for the year ended December 31, 2016 and 2015.

/s/ Liggett & Webb, P.A.

April 17, 2017

New York, New York